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                                                                    EXHIBIT 99.1

                             DENBURY RESOURCES INC.
                                  PRESS RELEASE

           DENBURY RESOURCES ANNOUNCES PRIVATE OFFERING OF $75,000,000
                          OF SENIOR SUBORDINATED NOTES

News Release
Released at 7:30 AM CDT

     DALLAS - July 24, 2001 - Denbury Resources Inc. (NYSE / TSE symbols: DNR) ("Denbury" or the "Company") today announced that it intends to raise approximately $75 million through a private placement (Rule 144A offering) of Series B Senior Subordinated Notes due 2008. The notes will be issued under a separate indenture but on terms substantially identical to the Company's existing 9% Senior Subordinated Notes due 2008. The offering will be made within the United States only to qualified institutional buyers and outside the United States to non-U.S. investors. The Company expects to price the notes during the week of July 30th, 2001.

     Denbury plans to use the estimated net proceeds of $69.7 million from the offering to repay a majority of the long-term debt borrowed under the Company's bank credit facility in connection with the recent acquisition of Matrix Oil & Gas, Inc. The Matrix acquisition closed on July 10, 2001.

     The notes have not been registered under the Securities Act of 1933 or applicable state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws. This announcement shall not constitute an offer to sell or the solicitation of an offer to buy the notes.

     This press release, other than historical financial information, contains forward looking statements that involve risks and uncertainties including whether the offering of the notes will actually occur.

                        For further information contact:
                             DENBURY RESOURCES INC.

Gareth Roberts, President and CEO, 972-673-2000
Phil Rykhoek, Chief Financial Officer, 972-673-2000 www.denbury.com